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                                                                    EXHIBIT 99.2

                             INCENTIVE STOCK OPTION
                               (NON-TRANSFERABLE)

                                 VALLEY BANCORP

For value received, Valley Bancorp, a Nevada corporation (the "Company") hereby grants to _____________________ (the "Holder"), subject to the terms and conditions hereinafter set forth, an option ("Option") to purchase ________ shares of the common stock of the Company (the "Shares"). This Option is granted pursuant to the Company's Amended and Restated Employee Incentive Stock Plan, the terms and conditions of which are incorporated by this reference.

1.    TERM AND EXERCISE

      1.1 Term. This Option shall have a term of ten (10) years after the date of grant, which is __________, _____ (the "Grant Date").

      1.2   Vesting Schedule. This Option will be 100% vested at the end of five
            (5) years based on the following vesting schedule: 20% will vest on each of the first, second, third, fourth and fifth anniversaries of the Grant Date.

      1.3 Exercise. The Holder shall exercise this Option, if at all, by tendering a notice in writing at the offices of the Company at the address set forth below or such other address as the Company may from time to time specify in writing, setting forth the number of shares to be purchased, together with a certified check in favor of the Company in an amount equal to the full purchase price of the number of Shares so specified.

      1.4 Issuance of Shares. Within ten (10) business days following the exercise of this Option by the Holder as provided in Section 1.3, the Company shall cause to be issued in the name of and delivered to the Holder a certificate or certificates for the Shares. The Company covenants and agrees at all times to reserve and hold available a number of shares of the authorized but unissued common stock of the Company which is equal to or greater than the number of shares of common stock issuable upon the exercise of this Option.

2. OPTION PRICE. The option price at which the Shares may be purchased upon the exercise of this Option (the "Option Price") shall be $____ per share

3. NON-TRANSFERABILITY. The Holder will not pledge, hypothecate, sell or otherwise transfer or encumber this Option.

4. NOTICES. Any notice, offer, acceptance, demand, request, consent or other communication required or permitted under this Option must be in writing and will be deemed to have been duly given or made either (1) when delivered personally to the party to whom it is directed (or any officer or agent of such party), or (2) three days after being deposited in the United States; mail, certified or registered, postage prepaid, return receipt requested and properly addressed to the party to whom it is directed. A communication will be deemed to be properly addressed of sent to a party at the address provided below:

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            If to the Company:

                     Valley Bancorp
                     3500 W. Sahara Avenue
                     Las Vegas, NV 89102
                     Attention:  _________________

                     with a copy to:

                     Stephen M. Klein, Esq.
                     Graham & Dunn, P.C.
                     Pier 70
                     2801 Alaskan Way, Suite 300
                     Seattle, WA 98121

            If to the Holder:

                     ____________________
                     ____________________
                     ____________________

5. GOVERNING LAW. This Option will be governed by and construed and enforced in accordance with the laws of the State of Nevada.

6. SUCCESSORS AND ASSIGNS. All of the provisions of this Option will bind the Company, its successors and assigns, the Holder, and the Holder's heirs, personal representatives and guardians.

IN WITNESS OF THE PARTIES' AGREEMENT, the Company has caused this Option to be executed in its corporate name by its duly appointed and authorized officer, as of this ____ day of ________, _____.

                                      VALLEY BANCORP


                                     By:
                                     Title:

                                     ATTEST:

                                     ___________________________________________
                                     By:________________________________________
                                     Title:_____________________________________

                                     ACCEPTED:

                                     ___________________________________________
                                     [insert name]

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